Exhibit 99.1

FOR IMMEDIATE RELEASE

InfoLogix Announces Third Quarter 2007 Revenue of $20.1 Million

•                  Gross Profit Increased 31% to $5.5 Million Compared to Q3 2006

•                  Continued Gross Margin growth to 27.6%

•                  Revenue Growth of 26% Compared to Q3 2006

Hatboro, PA (November 8, 2007) — InfoLogix, Inc. (NASDAQ:IFLG), a leading technology provider of mobile enterprise solutions for the healthcare and commercial industries, today announced financial results for the third quarter ended September 30, 2007. The Company reported total revenue of $20.1 million, an increase of 26 percent as compared to $16.0 million for the comparable period in 2006.

Key Operational Highlights

•                  Continued sequential quarter-to-quarter increase in gross margin performance.

•                  Completed key strategic acquisition of Healthcare Informatics Associates (HIA), adding clinical and operational workflow and software application capabilities targeting the healthcare market.

•                  Expanded international healthcare sales with its largest ever overseas transaction in the United Arab Emirates.

•                  Increased mobile managed services revenue sequentially quarter-over-quarter by 35.7% from January 1, 2007 through September 30, 2007.

David T. Gulian, President and Chief Executive Officer of InfoLogix stated: “We are pleased with our continued increase in gross margin performance as we successfully execute on our strategic growth plan.  During the quarter, we continued to increase the number of overall customers that we serve, with our focus on managed mobile services. With the recently announced acquisition of HIA, we plan to leverage our 1,400 plus hospital clients to extend our enterprise mobility solutions in healthcare, while continuing our organic growth of existing services and products, as we position for radio frequency identification (RFID) adoption within the industry.”

Mr. Gulian continued, “we have accumulated an extensive portfolio of patents surrounding RFID technology that manages proper medication delivery and administration.  These patents will be a large part of our business strategy in the coming years based on HIPAA mandates for medication dispensing as healthcare providers and patients embrace the Digital Hospital.”

Third Quarter 2007 Financial Results

Revenue for the third quarter ended September 30, 2007 was $20.1 million compared to $16.0 million for the third quarter ended September 30, 2006. The increase in revenue for the comparable periods was due to an increase in sales of mobile and stationary workstations, third party wireless implementations, and managed services, which sales were partially attributable to an increase in the Company’s sales force.

Gross margin increased to 27.6% for the third quarter of 2007 compared with 26.6% for the third quarter of 2006 as the result of an increase in higher margin mobile solutions which include services, warranties and support.  Selling, general and administrative expenses (SG&A) totaled $6.2 million for the third quarter of 2007 compared with $3.9 million for the third quarter of 2006.  The year-over-year increase in SG&A was the result of expanding the Company’s national sales force, marketing efforts, an increase in administrative support staffing, higher professional fees associated with internal controls and compliance requirements, and stock based compensation expenses attributable to options and warrants issued to employees.

InfoLogix reported a net loss of approximately $0.5 million, or $0.02 per share, for the third quarter of 2007, compared to net income of $0.2 million or $0.01 per basic and diluted share for the third quarter of 2006 as a private company.

At September 30, 2007, InfoLogix had cash and cash equivalents totaling $9.7 million, working capital of $6.5 million (including $8.3 million due under an asset-based line of credit), long-term debt of $4.6 million, and stockholders’ equity of $19.6 million.

Mr. Gulian concluded: “Heading into 2008, we plan to continue to increase our revenues and margins while we manage our overhead costs in order to attain and grow our profitability. We are building an experienced team across our business as we look to further penetrate the market. Our business remains strong as hospitals and other businesses continue to adopt mobile solutions.  In addition, we are extremely pleased with our first large sale in the United Arab Emirates and look forward to further opportunities outside the United States. Our management team has done an excellent job of positioning InfoLogix to be ready to capitalize on future opportunities as we continue to increase value for our shareholders.”

Conference Call and Webcast

President and Chief Executive Officer David Gulian and Chief Financial Officer Jay Roberts will hold a conference call with the financial community today at 5:00 p.m. Eastern to review the third quarter financial results and provide an update on business developments.

Interested parties may participate in the conference call by dialing 800-510-0708 (or 617-597-5377 for international callers).  When prompted, ask for the “Third Quarter and Nine Month InfoLogix Earnings Conference Call, and enter passcode 38213389.”  A telephonic replay of the conference call may be accessed approximately two hours after the call through November 16, 2007, by dialing 888-286-8010 (or 617-801-6888 for international callers) and entering the replay access code 52528082.

The conference call will be webcast simultaneously on the InfoLogix website at www.infologixsys.com under Investors: Event Calendar.  The webcast replay will be archived for 12 months.

About InfoLogix, Inc.

InfoLogix is a leading provider of technology and RFID based intelligence solutions that enable the mobile enterprise. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes for the healthcare industry and the commercial marketplace. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, News America Corporation, Mercedes Benz, Kaiser Permanente, Adventist Health, Universal Health Services, and Stanford School of Medicine. Founded in 2001 and headquartered in suburban Philadelphia, PA, InfoLogix has been named the sixth fastest growing new business in the United States for the last three years by Entrepreneur Magazine. InfoLogix is a publicly-traded company (NASDAQ: IFLG). For more information, visit www.infologixsys.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2006 and other filings we make with the Securities and Exchange Commission. Actual results could differ materially from those suggested by the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect new information events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts	Thomas P. Walsh
Chief Financial Officer	Alliance Advisors
215-604-0691 x1102	212-398-3486

-                    financial tables to follow -

INFOLOGIX, INC.

Consolidated Balance Sheets

ASSETS
	(Unaudited)
	September 30,	December 31,
	2007	2006
Currents assets:
Cash and cash equivalents	$9,661,872	$12,882,044
Accounts and other receivables (net of allowance for doubtful accounts in the amount of $188,102 and $120,000 at September 30, 2007 and December 31, 2006, respectively)	18,809,941	11,797,265
Finished goods inventory, net	2,357,681	2,227,201
Prepaid expenses and other current assets	718,939	906,793
Deferred tax assets	126,142	311,478
Total current assets	31,674,575	28,124,781

Property and equipment, net	1,434,740	1,200,680
Intangible assets, net	13,467,744	1,111,634
Deferred tax assets	2,819,928	1,375,486
Total assets	$49,396,987	$31,812,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$8,270,429	$6,584,489
Amounts due under asset purchase agreement	5,104,183	—
Line of credit	8,187,463	5,954,672
Current portion of notes and leases payable	1,004,001	950,306
Sales tax payable	230,233	342,064
Accrued expenses	2,386,469	767,967
Total current liabilities	25,182,778	14,599,498

Notes payable	4,548,933	1,194,445
Capital lease obligations, net of current maturities	39,235	130,378
Total liabilities	29,770,946	15,924,321

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, par value $.00001; authorized 10,000,000 shares; none issued or outstanding	—	—
Common stock, par value $.00001; authorized 100,000,000 shares; issued and outstanding 24,899,301 shares and 23,595,663 shares at September 30, 2007 and December 31, 2006, respectively	249	236
Additional paid in capital	23,473,826	17,802,373
Accumulated deficit	(3,848,034)	(1,914,349)
Total stockholders’ equity	19,626,041	15,888,260

Total liabilities and stockholders’ equity	$49,396,987	$31,812,581

INFOLOGIX, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$20,082,738	$15,960,764	$54,370,573	$44,346,412

Cost of Revenues	14,540,238	11,722,144	39,832,971	33,145,226

Gross profit	5,542,500	4,238,620	14,537,602	11,201,186

Selling, general and administrative expenses	6,240,159	3,871,800	17,614,729	10,052,516

Operating (loss) income	(697,659)	366,820	(3,077,128)	1,148,670

Interest income	108,435	—	400,431	—
Interest expense	(205,854)	(197,145)	(516,094)	(488,444)

Income (loss) before income tax benefit	(795,078)	169,675	(3,192,106)	660,226

Income tax benefit	329,087	—	1,259,106	—

Net (loss) income	$(465,991)	$169,675	$(1,933,685)	$660,226

(Loss) earnings per share:
Basic	$(0.02)	$0.01	$(0.08)	$0.05
Diluted	$(0.02	$0.01	$(0.08)	$0.05

Weighted average shares outstanding:
Basic	24,152,217	12,500,000	23,930,389	12,500,000
Diluted	24,152,217	12,500,000	23,930,389	12,500,000

INFOLOGIX, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2007	2006
Operating activities:
Net income (loss)	$(1,933,685)	$660,227
Adjustments to reconcile net income (loss) to operating cash flow:
Depreciation and amortization	1,163,167	873,620
Allowance for doubtful accounts receivable	68,102	—
Share based compensation	750,003	—
Deferred income tax benefit	(1,259,106)	(112,336)
Loss on sale of property and equipment, net	10,082	—
Inventory obsolescence	380,000	123,965
Common stock issued for services	38,200	—
Changes in:
Accounts receivable	(4,478,719)	(198,104)
Finished goods inventory	(510,480)	(347,118)
Prepaid expenses & other current assets	187,854	(911,566)
Accounts payable	1,685,940	(1,244,604)
Sales tax payable	(111,831)	8,942
Accrued expenses	1,153,652	94,895
Deferred revenue	—	(186,397)
Net cash used in operating activities	(2,856,821)	(1,238,476)

Investing activities:
Cash acquisition of AMT, HIA, DDMS business assets	(578,410)	—
Acquisition of property, equipment and intangibles	(1,334,773)	(761,260)
Net cash used in investing activities	(1,913,183)	(761,260)

Financing activities:
Proceeds from long-term debt	—	2,500,000
Repayment of long-term debt & capital leases	(682,960)	(1,750,824)
Dividends paid to stockholders	—	(740,016)
Net borrowings from line of credit	2,232,792	1,634,566
Net cash provided by financing activities	1,549,832	1,643,726

Net change in cash and cash equivalents	(3,220,172)	(356,010)

Cash and cash equivalents at beginning of year	12,882,044	447,901

Cash and cash equivalents at end of quarter	$9,661,872	$91,891